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                                                                       EXHIBIT 5
                                                                      (FORM S-8)



                                  June 3, 2002



DuraSwitch Industries, Inc.
234 South Extension Road, Suite 103
Mesa, Arizona 85210-8427

Gentlemen:

         We are providing this opinion in connection with the Registration Statement of DuraSwitch Industries, Inc. (the "COMPANY") on Form S-8 (the "REGISTRATION STATEMENT") filed under the Securities Act of 1933, as amended (the "ACT"), with respect to the proposed sale of up to 250,000 additional shares of Common Stock, $0.001 par value, of the Company (the "SHARES") pursuant to the DuraSwitch Industries, Inc. 2000 Stock Option Plan (the "PLAN"). We have examined (i) the Registration Statement; (ii) the Company's Amended and Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) corporate proceedings relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is our opinion that the Shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                            Very truly yours,

                                            /s/ Quarles & Brady Streich Lang LLP

                                            QUARLES & BRADY STREICH LANG LLP